As filed with the Securities and Exchange Commission on December 19, 2025

Registration No. 333-277583

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT NO. 333-277583

UNDER

THE SECURITIES ACT OF 1933

PARAMOUNT GROUP, INC.

(Exact name of Registrant as specified in its charter)

Maryland	32-0439307
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1633 Broadway

New York, New York 10019

(212) 237-3100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Nicola Santoro, Jr.

Treasurer

Panorama REIT Merger Sub, LLC (as successor by merger to Paramount Group, Inc.)

799 Broadway

New York, New York 10003

(212) 850-7729

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Peter Serating

Blair Thetford

Daniel Luks

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-2082

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement of Paramount Group, Inc., a Maryland corporation (the “Registrant”), on Form S-3, File No.  333-277583 (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (“SEC”) on March 1, 2024 to deregister any and all securities that remain unsold or otherwise unissued under the Registration Statement.

On December 19, 2025, pursuant to an Agreement and Plan of Merger, dated as of September 17, 2025 (as amended on October 8, 2025, the “Merger Agreement”), by and among the Registrant, Paramount Group Operating Partnership LP, a Delaware limited partnership and a subsidiary of the Registrant (the “Operating Partnership”), Rithm Capital Corp., a Delaware corporation (“Parent”), Panorama REIT Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“REIT Merger Sub”), and Panorama Operating Merger Sub LP, a Delaware limited partnership and a wholly owned subsidiary of Parent (“Operating Merger Sub”), (i) Operating Merger Sub merged with and into the Operating Partnership with the Operating Partnership surviving the merger (the “Partnership Merger”) and (ii) immediately following the consummation of the Partnership Merger, the Registrant merged with and into REIT Merger Sub with REIT Merger Sub surviving the merger (such merger, the “Company Merger” and, together with the Partnership Merger, the “Mergers”).

In connection with the closing of the Mergers, any and all offerings of the Company’s securities pursuant to the Registration Statement have been terminated. In accordance with undertakings in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold or otherwise unissued at the termination of the offerings, the Registrant hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 17, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of December, 2025.

PANORAMA REIT MERGER SUB, LLC (as successor by merger to Paramount Group, Inc.)

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.